W. Scott Lawler, Esq.

1530 9th Avenue, S.E.

Calgary, Alberta T2G 0T7

November 12, 2004

Board of Directors

LogSearch Inc.

Suite 1250, 520-5th Ave. SW

Calgary, AB T2P 3R7

RE: Form SB-2 Registration Statement for 3,000,000 Shares of Common Stock, 3,000,000 Warrants and 1,500,000 shares of common stock underlying the Warrants (Collectively, the "Offered Securities")

Dear Member of the Board:

I have acted as counsel to LogSearch, Inc. (the "Company") in connection with the registration of the Offered Securities, pursuant to a Registration Statement on Form SB-2 (the "Registration Statement"). You have requested my opinion as to certain matters in connection with said Registration Statement.

The Registration Statement, when effective, shall register the distribution and the resale of the Offered Securities to the public by the selling shareholders identified in the Registration Statement.

In connection with rendering this opinion I have examined executed copies of the Registration Statement and all exhibits thereto. I have also examined and relied upon the original, or copies certified to my satisfaction, of (i) the Articles of Incorporation and the By-laws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Registered Shares and related matters, and (iii) such other agreements and instruments relating to the Company as I deemed necessary or appropriate for purposes of the opinion expressed herein. In rendering such opinion, I have made such further investigation and inquiries relevant to the transactions contemplated by the Registration Statement as I have deemed necessary for the opinion expressed herein, and I have relied, to the extent I deemed reasonable, on certificates and certain other information provided to me by officers of the Company and public officials as to matters of fact of which the maker of such certificate or the person providing such other information had knowledge.

Furthermore, in rendering my opinion, I have assumed that the signatures on all documents examined by me are genuine, that all documents and corporate record books submitted to me as originals are accurate and complete, and that all documents submitted to me are true, correct and complete copies of the originals thereof.

Based on the foregoing, and upon consideration of applicable law, it is my opinion that 3,000,000 Shares held by Puroil to be registered by the Company are duly authorized, validly issued, fully paid and non-assessable, and the additional 1,500,000 shares reserved for issuance upon exercise of the 3,000,000

Warrants will, when paid for, be duly authorized, validly issued and non-assessable.

It is my opinion that the warrants are binding obligations of the Company and fully enforceable against the Company pursuant to its terms.

This opinion is based on Nevada law, including the Nevada Constitution, all applicable provisions of Nevada statutes, and reported judicial decisions interpreting those laws.

Furthermore, I consent to the use of this opinion as an Exhibit to the

Registration Statement and to the use of my name in such Registration Statement,

and the Prospectus included therein, under the heading "Legal Matters".

Based upon the foregoing, I am of the opinion that the Registered Shares have each been duly authorized for issuance and sale. I am further of the opinion that and the Shares are validly issued, fully paid and non-assessable.

I hereby consent to the reference to my name in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ W. SCOTT LAWLER

W. Scott Lawler, Esq.